Exhibit 10.19 to 2008 10-K

AMENDMENT TO

CONVERGYS CORPORATION RETIREMENT AND SAVINGS PLAN

(EGTRRA RESTATEMENT)

The Convergys Corporation Retirement and Savings Plan is hereby amended in the following respect:

A new section 1.3.2 is added reading as follows:

1.3.2 Effective April 10, 2008, the account balances of certain Plan Participants who were previously employed by G&A Staffsourcing Inc. under the G&A Staffsourcing Inc. Multiple Employer 401(k) Plan (“G&A Plan”) were transferred to the Plan. As of the transfer date, the terms of the Plan shall govern, in all respects, including but not limited to the investment, withdrawal and distribution of, the amounts transferred from the G&A Plan.

IN WITNESS WHEREOF, Convergys Corporation has hereunto caused its name to be subscribed this 23rd day of December, 2008.

CONVERGYS CORPORATION

By:	/s/ Patrick Dearing
Title:	Sr. Director, Global Benefits